Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST

ANNOUNCES MANAGEMENT CHANGES

– Doug Brien Assumes Role of Chief Executive Officer –

– Charles Young Promoted to Chief Operating Officer –

Oakland, California March 25, 2015 – Starwood Waypoint Residential Trust (NYSE: SWAY) (“the Company”), a leading single-family rental real estate investment trust, announced today that Doug Brien, Co-Chief Executive Officer, has been appointed Chief Executive Officer and a member of the Board of Trustees. Additionally, Charles Young, currently Senior Vice President – West Division, has been promoted to Chief Operating Officer.

The Company also announced that Gary Beasley, Co-Chief Executive Officer, will resign his position effective April 3, 2015 to pursue other opportunities. Mr. Beasley will also resign from the Board of Trustees effective March 25, 2015. Separately, Colin Wiel, Chief Investment Officer, will resign his position with the Company effective April 3, 2015. He will remain a trustee on the Board.

Barry Sternlicht, Chairman of the Board of Trustees, said, “The Board is pleased to appoint Doug as Chief Executive Officer. Doug’s role as co-founder of the Company and his outstanding leadership of its best in class operating platform make him well suited to lead the Company in the future and join the Board of Trustees. With the integration of our businesses now complete, the Board thanks Gary and Colin for their leadership and wishes them well in their future endeavors.”

Doug Brien, Chief Executive Officer, said, “Through Gary’s and Colin’s leadership and contributions, we have emerged as a leader in our industry. I am also pleased to promote Charles Young to Chief Operating Officer of the Company. Charles is a strong leader and a superb manager who has played an important role in developing our national platform with industry leading operating margins.” Mr. Brien added, “Our partnership with Starwood Capital Group has been a significant factor in our strategic development and success. As we enter the next phase of our evolution, I fully expect to build on the impressive growth achieved through this important relationship.”

Mr. Brien has served as Co-Chief Executive Officer of the Company since its spin-off from Starwood Property Trust, Inc. in early 2014. He is a co-founder of Waypoint and has served as one of its Managing Directors since its founding in 2009. Mr. Brien was recently selected as one of the ‘Top 100 Most Innovative Entrepreneurs’ by Goldman Sachs and was a winner of the Northern California Ernst & Young Entrepreneur of the Year. He received a B.A. in Political Economies of Industrial Societies from the University of California, Berkeley and an M.B.A. from Tulane University.

Mr. Young has served as Senior Vice President – West Division since January 2014, currently responsible for seven operating regions. He joined the Company in May 2012 as a Regional Director, followed by Division Vice President. Mr. Young has 20 years of commercial real estate experience, including development and investment banking. He received a B.A. in Economics from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

“It has been a privilege to serve as Co-Chief Executive Officer with Doug since we became a public company last year,” said Mr. Beasley. “As I leave to begin another entrepreneurial journey, I am extremely confident in Doug’s ability to lead our talented national organization. I would like to wish the entire SWAY team well and know they will build on what we started with great success.”

About Starwood Waypoint Residential Trust:

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The Company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-987-8308

Email: IR@waypointhomes.com

Media Relations

Phil Denning or Jason Chudoba

Phone: 203-682-8200

Phil.denning@icrinc.com, Jason.chudoba@icrinc.com,